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Exhibit 23.1

Independent Accountants' Consent

        We consent to incorporation by reference in the registration statements (No. 333-10069 and 333-81274) on Form S-8 of Guess?, Inc. of our report dated February 22, 2002, except as to the 8th paragraph of Note 11, which is as of March 14, 2002, relating to the consolidated balance sheets of Guess?, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K of Guess?, Inc.

Los Angeles, California
March 29, 2002

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Independent Accountants' Consent